VIACOM INC. NAMES BLYTHE J. MCGARVIE AS

A NEW INDEPENDENT DIRECTOR

NEW YORK, February 21, 2007 — Viacom Inc. (NYSE: VIA and VIA.B) today announced the election of Blythe J. McGarvie as an independent member of the Viacom Board of Directors, effective April 12, 2007. Ms. McGarvie was also elected to serve on the Audit Committee.

Ellen Futter will be leaving the Board of Directors effective the same date.

Sumner Redstone, Viacom’s Executive Chairman said:  “We are extremely pleased and honored that Blythe has agreed to join the Viacom Board and to serve on the Audit Committee. She brings an impressive record of accomplishment and financial expertise that will complement the capabilities of our current independent Board members.  Shari, Philippe and I, along with the entire Board, look forward to working with her and benefiting from her counsel.”

Ms. McGarvie is the President and Founder of Leadership for International Finance (LIF Group), a private consulting firm offering a global perspective on leadership, consumer markets and worldwide economic trends. Prior to founding LIF Group in 2003, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group, a French company traded on the Euronext and one of the world’s leading manufacturers of convenient disposable products. For five years prior to moving to Paris, Ms. McGarvie was Senior Vice President and Chief Financial Officer of Hannaford Bros. Co., a Fortune 500 supermarket retailer.

In addition to the Viacom Board, Ms. McGarvie serves on the boards of public companies Accenture, Pepsi Bottling Group and The Travelers Companies, Inc. Ms. McGarvie is a Certified Public Accountant and received her MBA from the Kellogg Graduate School of Management. She is the author of Fit In Stand Out, Mastering the

FISO Factor: The Key to Leadership Effectiveness in Business and Life, published by McGraw-Hill in 2005.

About Viacom

Viacom is a leading global entertainment content company, with prominent and respected brands in focused demographics.  Engaging its audiences through television, motion pictures and digital platforms, Viacom reaches its audiences wherever they consume content.  Viacom’s leading brands include the multiplatform properties of MTV Networks, including MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 130 networks around the world, as well as digital assets such as Neopets, Xfire and Atom Entertainment; BET Networks; Paramount Pictures; Paramount Home Entertainment; DreamWorks; and Famous Music.  More information about Viacom and its businesses is available at www.viacom.com.

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Contacts:

Carl Folta	Jeanine Liburd
212-258-6352	212-846-7437
carl.folta@viacom.com	jeanine.liburd@viacom.com